The Marcus Corporation
100 East Wisconsin Avenue, Suite 1900
Milwaukee, WI 53202-4125

June 12, 2008

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549

Re:	The Marcus Corporation
Form 10-K for Fiscal Year Ended May 31, 2007
Filed August 14, 2007
Form 10-Q for the Period Ended February 28, 2008
Filed April 8, 2008
Definitive 14A
Filed September 12, 2007
File No. 001-12604

Ladies and Gentlemen:

        The Marcus Corporation (the “Company”), in response to the comments of the Staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) set forth in the Staff’s letters dated April 23, 2008 and June 4, 2008 with respect to the above-referenced filings, hereby acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in its filings;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,
THE MARCUS CORPORATION
By: /s/ Thomas F. Kissinger
Thomas F. Kissinger
Vice President, General Counsel and Secretary